Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (which is expected to be filed with the Securities and Exchange Commission (the “SEC”) on or about June 20, 2012) of ISC8 Inc. (the “Company”) of our report dated December 29, 2011 relating to our audit of the Company’s consolidated financial statements, which appears in their Annual Report on Form 10-K for the year ended October 2, 2011. Such Annual Report was filed with the SEC on December 29, 2011.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach California

June 18, 2012